Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	Press Office: Diana Phillips Matthew Weigman (212) 606-7176 Investor Relations: Jennifer Park (212) 894-1023

DENNIS M. WEIBLING ELECTED TO BOARD OF SOTHEBY’S HOLDINGS, INC.

May 23, 2006 – Michael Sovern, Chairman of Sotheby’s Holdings, Inc., the parent company of Sotheby’s worldwide auction businesses, art-related financing and private sales activities, today announced the election of Dennis Weibling to the Board of Directors of Sotheby’s Holdings, Inc.

“Mr. Weibling has all the qualities we are seeking in our next director, including sophisticated financial expertise, extensive business knowledge and proven judgment. We very much look forward to drawing on his background and experience” said Mr. Sovern.

Mr. Weibling, who is based in Seattle, is currently the Managing Director of Rally Capital, LLC, a private equity fund. He has served on the boards of Nextel Communications, Inc. (prior to its merger with Sprint Corporation), XO Communications and Teledesic Corporation. Mr. Weibling is currently serving as a director of Nextel Partners, Inc., where he chairs the audit committee. He has had a long relationship with the family of Craig McCaw which pre-dates the 1993 merger of McCaw Cellular Communications with AT&T. Since that time, Mr. Weibling has been involved in a number of business ventures with the McCaw family and currently serves as a trustee of trusts created by the estate of Keith W. McCaw. He also serves on various non-profit boards including Seattle Pacific University, Bellevue Christian School and the Institute for Business Technology and Ethics. Mr. Weibling has a law degree and an M.A. in Psychology.

“I am very pleased to be joining the Board of Sotheby’s” said Mr. Weibling. “I have been impressed with management and members of the Board and believe the company is well positioned to take advantage of its growing worldwide opportunities. I look forward to playing a future role in this exciting business.”

Mr. Weibling’s fellow directors on the Board are Michael Sovern, Chairman, the Duke of Devonshire, Deputy Chairman, William Ruprecht, President and Chief Executive Officer, Robin Woodhead, Chief Executive, Sotheby’s International, Michael Blakenham, Steven B. Dodge, Robert Taubman and Allen Questrom.

Sotheby’s Holdings, Inc. is the parent company of Sotheby’s worldwide auction businesses, art-realted financing and private sales activities. The Company operates in 34 countries, with principal salesrooms located in New York and London. The company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby’s Holdings, Inc. is listed on the New York Stock Exchange under the symbol BID.

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